Exhibit 99.1

MTR GAMING GROUP ANNOUNCES PRICING OF SENIOR SECURED NOTES

Chester, West Virginia (October 8, 2009) — MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) announced today that on October 7, 2009 it priced its previously announced offering of $10 million in aggregate principal amount of 12.625% senior secured notes due 2014 (the “Additional Notes”) at an issue price equal to 96% of the principal amount of the Additional Notes.  The offering was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.  The offering is expected to close on or about October 13, 2009, subject to the termination of the Company’s existing senior secured credit facility or an amendment to such senior secured credit facility to permit this offering as well as other customary closing conditions.  The Additional Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Additional Notes will form a part of the same series as the Company’s outstanding 12.625% Senior Secured Notes due 2014 issued on August 12, 2009.  Upon completion of this offering, the aggregate principal amount of outstanding notes of this series, including the Additional Notes, will be $260,000,000.  The Company intends to use the net proceeds of this offering for general corporate purposes.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to purchase any of the Additional Notes, nor shall there be any sale of the Additional Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains certain forward-looking statements concerning, among other things, an offering of the Additional Notes and the amendment of the Company’s existing senior secured credit facility.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions, regulatory matters, satisfaction of closing conditions and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

About MTR Gaming Group, Inc.

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; and Scioto Downs in Columbus, OH. For more information, please visit www.mtrgaming.com.

For Additional Information Please Contact:

David R. Hughes

Corporate Executive VP and Chief Financial Officer

724-933-8122